GOLDPOINT RESOURCES ANNOUNCES FILING OF A PRELIMINARY INFORMATION STATEMENT WITH RESPECT TO SEVERAL CORPORATE ACTIONS INCLUDING CHANGING ITS NAME TO ISLAND BREEZE INTERNATIONAL, INC.
MIAMI, FL (July 31, 2009) – GoldPoint Resources, Inc. (OTC BB: GPNT), a gaming and entertainment cruise development company, announced that it filed a preliminary information statement with the Securities and Exchange Commission on July 30, 2009.  GoldPoint has announced its board of directors and a majority of shareholders have approved the company’s intention to become a Delaware Corporation, change its name to Island Breeze International, Inc., and also make additional changes to the GoldPoint’s Articles of Incorporation.  For more specific information please refer to the Preliminary Information Statement on Form 14C which was filed with the Securities and Exchange Commission on July 30, 2009.  Following this process, GoldPoint anticipates will seek to change its symbol to reflect the name change.

ABOUT GOLDPOINT RESOURCES AND ISLAND BREEZE INTERNATIONAL
GoldPoint Resources through its wholly owned subsidiary, Island Breeze International, is focused on developing and operating gaming and entertainment cruises-to-nowhere.  Island Breeze International currently owns two cruise vessels, the m/v Casino Royale and the m/v Island Breeze.  The m/v Casino Royale is 430 feet (132 meters) in length, while the m/v Island Breeze is 410 feet (126 meters) in length.  Each vessel is anticipated to have a capacity of approximately 1,200 passengers.  Upon completion of the intended renovations, these vessels will offer a full gaming experience complete with slot machines, table games, sports betting, private gaming salons and entertainment venues.  The ship board entertainment venues on the m/v Casino Royale will include a 100 seat full service gourmet restaurant, a 300 seat buffet restaurant, a sports bar, a VIP lounge, and a covered outdoor entertainment area, while the m/v Island Breeze will offer a 100 seat full service gourmet restaurant, a 300 seat buffet restaurant, a sports bar, a high energy nightclub, a VIP lounge, and a 400 seat showroom.  Both vessels are fitted with active retractable fin stabilization systems which are designed to provide additional passenger comfort in the event of adverse sea conditions. Island Breeze International’s corporate website is www.IslandBreezeInternational.com.

FORWARD LOOKING STATEMENTS
The information contained in this news release, other than historical information, consists of forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Such forward-looking statements involve known and unknown risks and uncertainties, including all business uncertainties relating to product development, marketing, market acceptance, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected.  The Company is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Contact:
GoldPoint Resources, Inc.
Bradley T. Prader, President & CEO
Steven G. Weismann, CFO
Phone: +1-305-416-6402
Email: info@IslandBreezeInternational.com